FOR IMMEDIATE RELEASE                       Contact: Raymond O'Rourke
                                                            212 761 4262


                       JOHN J. MACK RESIGNS AS PRESIDENT
                          AND CHIEF OPERATING OFFICER


NEW YORK - January 24, 2001: Morgan Stanley Dean Witter (NYSE: MWD) today announced that its board of directors has accepted the resignation of John J.

Mack, the firm's president and chief operating officer, effective March 21,

2001. Robert G. Scott, the firm's chief financial officer, has been named to succeed Mr. Mack. Stephen S. Crawford, the firm's chief strategic and administrative officer, will succeed Mr. Scott.


"No one has done more than John Mack to make Morgan Stanley Dean Witter the world's leading financial services firm," said Philip J. Purcell, Morgan

Stanley Dean Witter chairman and chief executive officer. "His absolute commitment to excellence and his unstinting dedication to the men and women of

Morgan Stanley Dean Witter and its clients has set the standard by which the new generation of leaders of our firm will measure themselves. As my colleague, as a leader, and as a mentor and friend to the most talented people in our industry, he will be greatly missed."


Mr. Mack said: "Beyond the financial rewards we have achieved for our shareholders and the opportunities we have created for our clients, I am most proud of the people of Morgan Stanley Dean Witter, who have made my career here so fulfilling." Mr. Mack added, "I will work with Phil to ensure that there is a smooth transition in the leadership of MSDW. I will assist him with client relationships and commitments and in communicating the transition to our employees. I am confident that the leadership that has come of age since our two great firms merged is fully prepared for the new challenges ahead. I am proud to have been a part of what this wonderful firm has accomplished."


"Bob Scott is uniquely qualified for his new position," said Mr. Purcell, "He has run large operating units with the firm and is well known and respected by our shareholders and the investment community. Like Mr. Scott, Steve Crawford brings a wealth of operating experience to his new position. He brings significant experience as an advisor to financial institutions from his tenure as an investment banker. He has been instrumental in helping position our own firm to make the most of the opportunities we see ahead."


Mr. Mack joined Morgan Stanley in 1972 in the firm's bond department. He was named a managing director of the firm in 1979 and president in 1993. Morgan

Stanley merged with Dean Witter in May 1997.


Mr. Scott joined Morgan Stanley in 1970 in the firm's investment banking department. He was named a managing director in 1979 and chief financial officer of the merged organization in 1997. In the course of his 31 years with the firm he has worked in or headed a number of its principal lines of business, including capital market services and corporate finance. Prior to the merger he was head of Morgan Stanley's Investment Banking Division.


Mr. Crawford joined the firm in its investment banking division in 1986 and was named a managing director in 1998. He assumed his current position last year. Prior to that he was co-head of the financial institutions group within investment banking.


Morgan Stanley Dean Witter & Co. (NYSE:MWD) is a global financial services firm and a market leader in securities, asset management and credit services.

The Company has more than 600 offices in 28 countries around the world.